Exhibit 8

FILE NO:27426-39

June 30, 2003

VIA EDGAR

Westcorp
23 Pasteur
Irvine, California 92618

Re:	Westcorp
Registration Statement on Form S-3, as amended

Dear Ladies and Gentlemen:

     We have acted as legal counsel for Westcorp (the “Registrant”), a California corporation, in connection with the preparation of the Registrant’s registration statement, as amended, on Form S-3, under the Securities Act of 1933, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the offering of 3,800,000 shares of the Registrant’s common stock (the “Shares”).

     In rendering the opinion set forth below, we have examined Amendment No. 2 to the Registration Statement (“Amendment No. 2”) and such exhibits thereto as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have assumed that the final prospectus as to the Shares, as included in the final version of the Registration Statement when it becomes effective, will not differ in any material respect from the form of preliminary prospectus included within Amendment No. 2. With respect to the underlying facts, we have made only such factual inquiries as we have deemed appropriate and have not independently verified any facts.

     Based upon and subject to the foregoing, and in reliance thereon and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that the information contained in the Registration Statement under the caption “United States Federal Tax Consequences to Non-United States Holders” and the opinions set forth under that caption, to the extent that such information constitutes matters of law or legal conclusions, is correct.

     The opinions expressed in this letter are based upon relevant provisions of the Internal Revenue Code of 1986, as amended, federal income tax regulations, and current interpretations

Westcorp
June 30, 2003

thereof as expressed in court decisions and administrative determinations in effect on this date. All of these provisions, regulations and interpretations are subject to changes which might result in substantial modifications of our opinions, and we do not undertake to advise you of any such modification. We caution that although the opinions expressed in this letter represents our best legal judgment as to such matter, our opinions have no binding effect on the Internal Revenue Service or the courts.

     We have expressed no opinion as to other tax issues affecting the Registrant, the purchasers of the Shares or any other participant to the transactions described in the Registration Statement. We expressly refrain from rendering any opinion as to the tax laws of any state (or subdivision thereof) or of any foreign country.

     We consent to the filing of this opinion with, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP

Mitchell Silberberg & Knupp LLP